FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
MARCH 5, 2008

CHINA ARCHITECTURAL ENGINEERING STRENGTHENS SENIOR MANAGEMENT TEAM

Xinyue Jasmine Geffner, CFA, Becomes CFO, John Anderson Will Lead Firm’s Expansion in U.S.

ZHUHAI, CHINA and LOS ANGELES, March 5, 2008 - China Architectural Engineering, Inc. (CAE) (AMEX: RCH), a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, today reported that it has appointed two new members to its senior management team. They are Xinyue Jasmine Geffner, CFA, named CAE’s Chief Financial Officer, and John Anderson, who assumes the new post of President for CAE’s U.S. subsidiary CAE Building Systems, Inc.

Ms. Geffner replaces Wang Xin, who has assumed the position of Financial Controller for the China region within the Company, and comes to CAE from HSBC, one of the largest banking and financial services organizations in the world, where she headed the China Desk in the Americas region.

Ms. Geffner has extensive investment and commercial banking experience covering a variety of sectors and has advised companies in Mainland China and the Americas region on M&A, raising capital, and other financing activities. She has worked with many large and small companies from both China and the Americas region to develop cross-border businesses in and out of China.

She is frequently invited to speak on a variety of China issues at conferences and events sponsored by the U.S. Department of Commerce, International Financial Services Association (IFSA), Bankers’ Association for Finance & Trade (BAFT), Invest Hong Kong, China Institute and other organizations in Argentina, Brazil, Chile, Peru and the U.S. Her interviews on China-Americas business topics have appeared in leading newspapers and magazines in those countries. She joined the Board of the Hong Kong Association of New York in 2007.

Prior to HSBC, Ms. Geffner also held positions at Dresdner Kleinwort Wasserstein and Calyon. She graduated Summa Cum Laude with a BBA from Baruch College and received an MBA from New York University’s Stern School of Business. She also holds a CFA charter. A native of Mainland China, she is fluent in both Mandarin and Cantonese Chinese.

Mr. Anderson comes to CAE with wide-ranging experience in management at the project and corporate level. He was most recently a senior consultant with Israel Berger & Associates, specializing in building envelope evaluation. Earlier, from 1996 to 2003, he served as Vice President for Operations and later President/COO at Glassalum International Corp. of Miami, where he was responsible for coordination of engineering, manufacturing and project management activities. During his tenure the company’s revenues grew from $30 million to $124 million. He has also held senior management posts at Midwest Curtainwalls Inc., Builders Federal (HK) Ltd. and Ampat Group Inc., as well as founding his own company, Building Research Inc. (later incorporated into Midwest Curtainwalls).

Mr. Anderson’s project management record includes work on nearly 70 major U.S. construction projects in New York City, Washington D.C., Chicago, Cleveland, Denver, Miami, Fort Lauderdale, Los Angeles, San Jose, New Orleans and other U.S. cities, as well as in Hong Kong, London, Madrid and Barcelona.

Ken Yi Luo, China Architectural Engineering’s Chairman and CEO, commented, “With the appointment of Ms. Geffner and Mr. Anderson, CAE takes a big step forward in the execution of its global growth strategy. Both of these executives have strong ties to the North American market that CAE has targeted as part of its worldwide growth strategy. Ms. Geffner has significant knowledge of global capital markets and extensive financial sector experience, while Mr. Anderson has a track record of project-management and operational expertise going back decades in the U.S. I am very pleased to welcome both to CAE, and I expect to expand our market reach significantly through their expertise.”

To be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (AMEX:RCH - News), which began operations in 1992, specializes in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. CAE has designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements:In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion" method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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